UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2020

PROSIGHT GLOBAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-38996	35-2405664
(Commission File Number)	(I.R.S. Employer Identification No.)

412 Mt. Kemble Avenue, Suite 300,
Morristown, New Jersey	07960
(Address of Principal Executive Offices)	(Zip Code)

(973) 532-1900

Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $0.01 per share	PROS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 12, 2020 (the “Effective Date”), ProSight Global, Inc. (“ProSight”) entered into a Credit Agreement (the “Credit Agreement”), with the lenders from time to time party thereto, and Truist Bank (“Truist”), as administrative agent, issuing bank, and swingline lender. Suntrust Robinson Humphrey, Inc. and Citizens Bank N.A. (“Citizens”) are joint lead arrangers and Citizens is syndication agent.

The Credit Agreement provides for (i) a delayed draw term loan facility in the aggregate principal amount of up to $165,000,000 (the “Term Loan Facility”), none of which was drawn at closing, (ii) a revolving credit facility of up to $35,000,000 (the “Revolving Credit Facility”), for which commitments have not yet been obtained, and (iii) an uncommitted incremental loan facility of up to $50,000,000. In addition, the Credit Agreement includes a letter of credit sub-limit of up to $5,000,000 and a swingline loan sub-limit of up to $5,000,000.

The Term Loan Facility may be funded in a single drawing from the Effective Date to the date that is the earlier of (a) November 30, 2020 and (b) such date on which the maximum amount of the Term Loan Facility has been drawn. The Revolving Credit Facility terminates on the earliest of June 11, 2023, and the date on which the Revolving Credit Facility is either terminated or accelerated, in each case, in accordance with the terms of the Credit Agreement (the earliest of such dates, the “Revolving Credit Termination Date”). The Credit Agreement matures on June 11, 2023 (the “Maturity Date”). Any amounts borrowed under the Term Loan Facility are required to be repaid on the earlier of the Maturity Date and the date on the Term Loan Facility is accelerated in accordance with the terms of the Credit Agreement. Any amounts borrowed under the Revolving Credit Facility are required to be repaid no later than the Revolving Credit Termination Date. ProSight is permitted to make voluntary prepayments at any time, in whole or part, without payment of a premium or penalty.

ProSight may only use the Term Loan Facility to repay its $140.0 million of 7.5% Senior Unsecured Notes and $25.0 million of 6.5% Senior Notes, in each case due in November 2020. ProSight may use the Revolving Credit Facility to provide for working capital and other general corporate purposes.

At ProSight’s option, borrowings under the Term Loan Facility and the Revolving Credit Facility would be (i) a “Base Rate Borrowing” which would bear interest at the Base Rate (as defined below) plus the Applicable Margin (as described below), or (ii) an “Eurodollar Borrowing” which would bear interest at the Adjusted LIBO Rate (defined as reserve-adjusted LIBOR, subject to a floor of 0.75%), for periods of one, two, three or six months, plus the Applicable Margin. The Base Rate is the highest of (a) the rate of interest announced publicly by Truist as its prime lending rate, (b) 0.5% above the federal funds rate, (c) the Adjusted LIBO Rate determined on a daily basis for a one-month period (subject to a floor of 0.75%) plus 1.00%, and (d) zero percent. The Applicable Margin for a Eurodollar Borrowing will range from 2.00% to 3.25% per annum based upon ProSight’s Debt to Capitalization Ratio (as defined in the Credit Agreement) in effect on such date. The Applicable Margin for Base Rate Borrowings is 100 basis points lower than the Applicable Margin for Eurodollar Borrowings. The initial Applicable Margin will be 3.00% and will apply from the Effective Date until the date by which ProSight is required to deliver financial statements for the fiscal quarter ending June 30, 2020. Following such date, the Applicable Margin will be determined as set forth above.

ProSight has agreed to pay a ticking fee with respect to the undrawn portion of the commitments for the Term Loan Facility, ranging from 0.20% to 0.30% per annum based upon ProSight’s Debt to Capitalization Ratio (as defined in the Credit Agreement) in effect on such date. ProSight has also agreed to pay a commitment fee on the unused portion of the Revolving Credit Facility (once committed), ranging from 0.20% to 0.30% per annum and determined in the same way as ticking fee with respect to the Term Loan Facility. The initial ticking fee and commitment fee (if applicable) will be 0.30% and will apply from the Effective Date until the date by which ProSight is required to deliver financial statements for the fiscal quarter ending June 30, 2020. Following such date, the ticking fee and the commitment fee will be determined as set forth above.

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to ProSight and its subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, certain fundamental changes, dispositions of assets, and certain restricted payments, in each case subject to limitations and exceptions set forth in the Credit Agreement.

The Credit Agreement contains financial covenants that require ProSight and its subsidiaries (i) to not exceed a maximum consolidated total debt to capitalization ratio, (ii) to maintain a minimum consolidated net worth amount, which amount increases on a quarterly basis, and (iii) to maintain minimum risk-based capital ratio requirements with respect to its insurance subsidiaries on a combined basis.

In addition, the Credit Agreement contains customary events of default that include, among other things, certain payment defaults, covenant defaults, cross-defaults to other material indebtedness, change of control defaults, judgment defaults, and bankruptcy and insolvency defaults. If an event of default exists, the lenders may require immediate payment of all obligations under the Credit Agreement and may exercise certain other rights and remedies provided for under the Credit Agreement, the other loan documents and applicable law.

As a condition precedent to its entry into the Credit Agreement, ProSight terminated its amended and restated revolving loan agreement, dated as of March 15, 2019, with Citizens, which had previously provided for a $50 million revolving credit facility.

ProSight’s obligations under the Credit Agreement are required to be guaranteed by certain of its domestic, non-insurance subsidiaries that meet materiality thresholds as set forth in the Credit Agreement. ProSight’s obligations under the Credit Agreement are unsecured.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference herein.

Item 8.01.	Other Events.

On June 16, 2020, the Company issued a press release regarding its entry into the Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

Exhibit Index to Current Report on Form 8-K

Exhibit Number	Description

99.1	Press Release, dated June 16, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ProSight Global, Inc. (Registrant)

Date: June 16, 2020	By:	/s/ Frank D. Papalia
Frank D. Papalia
Chief Legal Officer